Exhibit 10.55

McKesson Corporation
Core Distribution Agreement

This agreement (“Agreement”) is entered into between McKesson Corporation (“McKesson”), a pharmaceutical distributor, and Reliant Pharmaceuticals, Inc. (“Manufacturer”), a pharmaceutical manufacturer.

McKesson performs certain Core Services (as hereinafter defined) in connection with the distribution of pharmaceutical products manufactured by Manufacturer.  The parties now wish to define more precisely the amount and manner of payment of the consideration to be received by McKesson for its performance of the Core Services.

Now, therefore, McKesson and Manufacturer agree as follows:

I.                                         Obligations of McKesson

a.                                       McKesson agrees to provide the following core distribution services to the extent customarily performed by a full-range pharmaceutical distributor consistent with then current industry practices (“Core Services”):  Pick, pack, and ship Manufacturer’s product to McKesson’s customers upon their orders therefore; transmit monthly 852 data including inventory levels on hand and on order in addition to aggregate sales out; perform back-end administrative services to support the distribution of Manufacturer’s product and the maintenance of efficient inventory levels for servicing customers.

•                                          McKesson will also provide SRC Services

b.                                      Services that are not Core Services (“Value Added Services”), are not included in this Agreement and shall be priced individually and separate from this Agreement.  Value Added Services include the following:  single point distribution through McKesson’s Regional Distribution Center (“RDC”), RDC product backhaul, guaranteed service levels, product recalls, product returns management, electronic 867 sales data not in violation of McKesson’s contracts with customers, promotional marketing services, new product launches, and all other services not defined as Core Services in Section I.a. above.

II.                                     Obligations of Manufacturer

a.                                       Manufacturer agrees to replenish McKesson’s inventory orders in a timely and efficient manner.  Manufacturer will utilize purchase order numbers provided by McKesson when placing orders on behalf of McKesson.

b.                                      Manufacturer will use commercially reasonable efforts to ensure that McKesson’s inventory replenishment is operational, except for any scheduled down time needed to maintain effective operations and/or when interruptions are necessary or caused by conditions outside of Manufacturer’s control.  Furthermore, in the event of a Force Majeure (as defined herein) or supply or manufacturing issue, Manufacturer shall be permitted to apportion its available production capacity among McKesson and other licensees and/or distributors of its Products, in its sole discretion.

c.                                       In consideration of the Core Services to be provided pursuant to this Agreement, Manufacturer will pay a fee to McKesson determined in accordance with Attachment A.

III.                                 Additional Terms and Conditions

a.                                       Payment calculations are all based on gross branded pharmaceutical purchases (invoices for product received) by McKesson.

b.                                      All fees hereunder will be due and payable monthly with respect to any gross receipts (purchases) by McKesson at the time of McKesson’s payment for such purchases and will be paid in the form of a credit reflected on the invoice for such products, or if no such credit is so indicated, by automatic deduction by McKesson.

c.                                       In the event any law, rule, regulation, judicial decree or interpretation invalidates or adversely impacts the Manufacturer as related to the Service Fee contained in Schedule A, the Core Services and SRC Services to be provided hereunder by McKesson to Manufacturer shall continue uninterrupted and the parties shall meet in good faith to discuss and implement a new fee structure to compensate McKesson for the Core Services contemplated herein.

d.                                      According to the Centers for Medicare and Medicaid Services (CMS), certain service fees paid to wholesalers by manufacturers should not be included in the manufacturer’s calculation of Average Sales Price (ASP).

To assist Manufacturer in determining whether the services fees paid to Wholesaler under this Agreement should be included in or excluded from the calculation of ASP, Wholesaler represents and warrants that it does not pass on, in whole or in part, services fees payable to Wholesaler by Manufacturer under this Agreement to its clients or customers.

Wholesaler understands that Manufacturer will rely upon this representation when it calculates ASP for its products subject to ASP reporting and submits those values to CMS quarterly along with a certification attesting to its good faith belief in the accuracy and completeness of its ASP calculations.  If Wholesaler elects to change its current practice with respect to the pass through of service fees to its clients or customers, Wholesaler will notify Manufacturer of the effective date of the change within 30 days.

Manufacturer represents and warrants that it will not use Wholesaler’s representation about its handling of service fees to monitor or enforce any understanding between the parties regarding Wholesaler’s prices or pricing practices.  Manufacturer expects Wholesaler to decide unilaterally whether to pass on all or part of the service fees paid under this Agreement to its clients or customers.

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V.                                     Confidentiality and Disclosure

This Agreement and all information which is provided by each party to the other party pursuant to this Agreement are confidential.  Each party agrees to maintain all such information confidential and except as may be required by law or order of any court or governmental agency, not to disclose to any third party any such information unless such party shall obtain a written release from the other party.  Each party further agrees to limit access to such information to only those of its officers and employees, attorneys, agents and consultants who reasonably need to know such information.

VI.                                 Effective Date

a.                                       This Agreement shall become effective as of January 1, 2005 and shall remain in effect until terminated in accordance with Section b., below.

b.                                      Manufacturer or McKesson may terminate this Agreement at any time, at the sole and absolute discretion of either party, upon thirty (30) days’ advance written notice to McKesson or the other party, without further obligation or penalty hereunder.

VII.                             General

a.                                       This Agreement is in addition to and shall not supersede any existing agreement in effect between McKesson and Manufacturer, including but not limited to the McKesson Buying Terms Form and any Inventory Management Agreement entered into between the parties.

b.                                      This Agreement will be governed by and construed in accordance with the laws of California, without regard to or application of conflict of law, rules or principles.

c.                                       In no event shall McKesson be liable to Manufacturer for any special, consequential, incidental or indirect damages, however caused, on any theory of

[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                liability and whether or not McKesson has been advised of the possibility of such damages.

d.                                      The parties to this Agreement are independent contractors.  Accordingly, this Agreement does not constitute a partnership or other joint venture between the parties and neither party shall be deemed to be an agent or representative of the other.

e.                                       The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

f.                                         Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, including but not limited to acts of God, war, riot, acts of terrorism, fire, shortage of materials or transportation, strikes or acts of civil or military authorities, provided such party gives prompt written notice thereof to the other party.

g.                                      In the event Manufacturer requires services (i.e. distribution, pharmacy, marketing or logistics) that McKesson Specialty can provide, McKesson Specialty will be given the opportunity to bid on providing these services to Manufacturer at the time they may be put out for bid, along with any other competitor(s) that Manufacturer may so choose.

For:	Reliant Pharmaceuticals, Inc.,

By:	/s/ Martin Driscoll

Name:	Martin Driscoll
(Print or Type)

Title:	SVP

Date:	2/1/05

For McKesson:

By:	/s/ Robert V. James

Name:	Robert V. James
(Print or Type)

Title:	V.P. Brand Rx Product

Date:	2-2-05

Attachment A—

McKesson SRC/Core Distribution Agreement Fee
Services Fee Schedule

Core Services

1.                                       Pick, pack, and shipment of product to customers

2.                                       Back end administrative services to support the distribution of Manufacturer’s product

a.                                       Returns processing

b.                                      Contract administration

c.                                       Chargebacks, etc.

3.                                       Maintenance of efficient inventory levels for servicing customers

4.                                       Electronic transmission of monthly 852 data including inventory levels and aggregate sales out by DC

* Reliant may audit 852 EDI reports with respect to the data only, restricted to the previous 12 month period.

SRC Services

1.                                       Single destination for existing product line (including items for warehouse business).

2.                                       Initial balancing of inventory in McKesson network.

3.                                       Reduced ordering pattern:  one purchase order, one invoice, inventory visibility, and inventory management of expiration dating.

4.                                       SRC will provide quarterly “Hot List Report” consisting of listing of “short dated” product at the SRC in lieu of a “morgue report”.

5.                                       McKesson agrees to maintain service levels of [***]% or greater on all Reliant product as long as Reliant agrees to ship sufficient quantities of product with normal expiration dates in a timely manner.  For purposes of this Agreement, the service level percentage will be calculated by dividing total units of each Product shipped by the number of units of each Product ordered, on a Product by Product basis.  The following items will be excluded from the service level calculation:  recalled and/or discontinued items.

Total Annual Fee for Services Provided – [***]% of Gross Receipts or invoices, billed Monthly based on the total value of all Products invoiced to McKesson by Manufacturer during the month, including brokerage and drop ship products.  Manufacturer shall pay such fees no later than thirty (30) days after the end of each month.

Other

1.                                       Product Recall Management will fall under the McKesson Buying Terms Form (BTF) and will be done as agreed under the HDMA guidelines.

2.                                       Credits for Non-Recall Returns will be at [***]% as negotiated with McKesson Product Management and the Returns Management team in Carrollton in July 2003.

[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.